Exhibit 99.1
Calumet Specialty Products Partners, L.P. Reports First Quarter 2008 Earnings
Significant items to report are as follows:
•	Reported a net loss of $3.4 million and Adjusted EBITDA of $14.9 million for the three months ended March 31, 2008.

•	Closed on our acquisition of Penreco on January 3, 2008 for approximately $269 million.

•	Shreveport refinery expansion project now operational as of early May 2008.

•	Declared a distribution of $0.45 per unit on all outstanding units for the first quarter of 2008, a 29% decrease compared to the fourth quarter 2007 distribution of $0.63 per unit on all its outstanding units.
INDIANAPOLIS—(PR NEWSWIRE)—May 6, 2008—Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported a net loss for the three months ended March 31, 2008 of $3.4 million compared to net income of $28.2 million for the same period in 2007. Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $12.2 million and $14.9 million, respectively, for the three months ended March 31, 2008 as compared to $32.7 million and $32.5 million, respectively, for the comparable periods in 2007. Distributable Cash Flow for the three months ended March 31, 2008 was $13.2 million as compared to $28.4 million for the same period in 2007. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of such measures and reconciliations of such measures to the comparable GAAP measures.)
The Partnership’s performance for the first quarter of 2008 as compared to the same period in the prior year was significantly impacted by lower gross profit in our specialty products segment. This decrease in specialty products gross profit is primarily the result of the rising cost of crude oil outpacing increases in selling prices, partially offset by increased gross profit from Penreco operations. Fuel products segment gross profit decreased slightly quarter over quarter primarily due to a decline in fuel products margins as market prices for our fuel products did not keep pace with the rising cost of crude oil, partially offset by increased fuel products sales volume. The decrease in gross profit for the Partnership in the aggregate was partially offset by the recognition of LIFO inventory gains of $9.1 million resulting from the liquidation of lower cost layers of inventory. Interest expense increased due primarily to higher debt levels from financing the Penreco acquisition, which closed on January 3, 2008.
Total Specialty Products segment sales volume for the first quarter of 2008 was 32,088 barrels per day as compared to 23,022 barrels per day for the same period in the prior year, an increase of 9,066 barrels per day or 39.4%, primarily due to incremental sales volume associated with our Karns City and Dickinson facilities acquired in the purchase of Penreco.
Total Fuel Products segment sales volume for the first quarter of 2008 was 27,319 barrels per day as compared to 20,378 barrels per day in the same period for the prior year, an increase of 6,941 barrels per day, or 34.1%.
Gross profit by segment for the first quarter of 2008 for specialty products and fuel products was $22.3 million and $12.5 million, respectively, compared to $40.8 million and $14.2 million, respectively, for the same period in 2007.

“Historically high crude oil prices have certainly posed significant challenges for Calumet during the last two quarters. We have implemented multiple rounds of specialty product price increases to customers during this volatile period and would expect to continue to do so as conditions warrant. We expect the recent announcements by other major suppliers to reduce or cease production of certain specialty products, especially paraffinic lubricating oils and waxes, should have a favorable impact on Calumet’s success in placing additional specialty products volumes in the market from our Shreveport refinery expansion project,” said Bill Grube, Calumet’s CEO and President. “In addition to our completion of the Shreveport refinery expansion project in early May 2008 and the continued successful integration of this year’s Penreco acquisition, we are working diligently on other strategic initiatives, including increased hedging of specialty products input prices and working capital reductions. That being said, this remains a very difficult operating environment for all refiners, and Calumet is no exception. While we outline in this release and will discuss on our earnings conference call the actions we are taking to mitigate the adverse impact of this environment on our operating results, we can provide no assurances as to the timing or magnitude of any improvement in our operating results and, to the extent we experience continued rapid escalation of crude oil prices, our operating results could be adversely affected,” said Mr. Grube.
Shreveport Refinery Expansion Project Operational
As of early May 2008, the Shreveport refinery expansion project is operational. We invested approximately $87.6 million in capital expenditures at the Shreveport refinery in the three months ended March 31, 2008, of which $65.8 million relates to the Shreveport refinery expansion project. From December 31, 2005 through March 31, 2008, the Partnership has invested approximately $413.0 million in the Shreveport refinery, of which $320.2 million relates to the Shreveport refinery expansion project.
The Shreveport expansion project is expected to increase this refinery’s throughput capacity by 35.7% from 42,000 bpd to 57,000 bpd. As part of this project, we have enhanced the Shreveport refinery’s ability to process sour crude oil. As of early May, we are processing approximately 16,000 bpd of sour crude oil at the Shreveport refinery and will continue to increase these rates up to operational limits. This current throughput is an increase of at least 3,000 bpd over our previously estimated sour crude oil throughput rate upon project completion. In certain operating scenarios where overall throughput is reduced, we expect we will be able to increase sour crude oil throughput rates up to approximately 25,000 bpd. We estimate that the total cost of the Shreveport refinery expansion project will be approximately $350.0 million, an increase of $50.0 million from our previous estimate. This increase is primarily due to increased construction labor costs caused by further delay in startup of the project. The $350.0 million aggregate cost estimate of the expansion project significantly exceeds the Partnership’s original estimate.
Further, we have invested $21.8 million in the three months ended March 31, 2008 in existing operating units at our Shreveport refinery for other capital expenditures including projects to improve efficiency, de-bottleneck certain operating units and for new product development. These expenditures are anticipated to enhance and improve our product mix and operating cost leverage, but will not significantly increase the feedstock throughput capacity of the refinery. We anticipate an additional $5.0 million will be incurred in 2008 related to these projects.
Penreco Acquisition Closed and Integration Underway
On January 3, 2008 the Partnership closed on the acquisition of Penreco, a Texas general partnership, for a purchase price of approximately $269.0 million, subject to customary purchase price adjustments. Penreco was owned by ConocoPhillips Company and M.E. Zukerman Specialty Oil Corporation. Penreco manufactures highly-refined products and specialty solvents, including white mineral oils, petrolatums, natural petroleum sulfonates, cable-filling compounds, refrigeration oils, food-grade compressor lubricants and gelled products. The acquisition includes plants in Karns City, Pennsylvania and Dickinson, Texas, as well as several long-term supply agreements with ConocoPhillips Company. The transaction was funded through a portion of the combined proceeds from a public equity offering and a new senior secured first lien term loan facility.

Since the acquisition, Calumet has implemented multiple price increases for these various specialty product lines to attempt to keep pace with rising feedstock costs. In addition, we have implemented a pricing policy which we believe is more responsive to rising feedstock prices to limit the time between feedstock price increases and product price increases to customers. Calumet is also implementing operational strategies, including using various existing Calumet refinery products as feedstocks in the acquired Penreco plant operations and reducing headcount by approximately 50 employees.
Other Strategic Initiatives
     Increased Crude Oil Price Hedging for Specialty Products Segment
     Calumet remains committed to an active hedging program to manage commodity price risk in both our specialty products and fuel products segments. Due to the current volatility in the crude oil price environment and the impact such volatility has had on our short-term cash flows while our product pricing is adjusted, we are implementing modifications to our hedging strategy to increase the overall portion of input prices for specialty products we have hedged. Specifically, we are targeting to hedge crude oil prices for up to 75% of our specialty products production. We continue to believe that a shorter-term time horizon of hedging crude oil purchases for 3 to 9 months forward for the specialty products segment is appropriate given our ability to increase specialty products prices within this timeframe.
     Working Capital Reduction
     The Partnership is implementing strategies to minimize inventory levels across all of our facilities to reduce working capital needs, especially given the impact of increased crude oil prices on inventories. As an example, effective May 1, 2008, Calumet has entered into a crude oil supply agreement with an affiliate of our general partner to purchase crude oil used at our Princeton refinery on a just-in-time basis which will significantly reduce crude oil inventory historically maintained for this facility by approximately 200,000 barrels.
     Operating Cost Reductions
     We are also implementing operating cost reductions related to several areas including maintenance and utility costs.
Credit Agreement Covenant Compliance
As previously disclosed, the Partnership has experienced recent adverse financial conditions primarily associated with historically high crude oil costs, which have negatively affected specialty products gross profit. Also contributing to these adverse financial conditions have been the significant cost overruns and delays in the startup of the Shreveport refinery expansion project. Compliance with the financial covenants pursuant to the Partnership’s credit agreements is tested quarterly and, as of March 31, 2008, the Company was in compliance with all financial covenants. As previously described, the Partnership is taking steps to ensure that it continues to meet the requirements of its credit agreements and currently forecasts that it will be in compliance in future periods.
While assurances cannot be made regarding our future compliance with these covenants, the Partnership anticipates that our product pricing strategies, completion of the Shreveport refinery expansion project, continued integration of the Penreco acquisition and the other strategic initiatives previously described will allow us to maintain compliance with such financial covenants and improve the Partnership’s Adjusted EBITDA and distributable cash flows.
Failure to achieve our anticipated results may result in a breach of certain of the financial covenants contained in our credit agreements. If this occurs, we will enter into discussions with our lenders to either modify the terms of the existing credit facilities or obtain waivers of non-compliance with such covenants in the event the Partnership fails to comply with a financial covenant. There can be no assurances of the timing of the receipt of any such modification or waiver, the term or costs associated therewith or our ultimate ability to obtain the relief sought. The Partnership’s failure to obtain a waiver of non-compliance with certain of the financial covenants or otherwise amend the credit facilities would constitute an event of default under its credit facilities and would permit the lenders to pursue remedies. These remedies could include acceleration of maturity under our credit facilities and limitation or elimination of the Partnership’s ability to make distributions to its unitholders.
Reduction of Quarterly Distribution
As announced on April 23, 2008, the Partnership declared a quarterly cash distribution of $0.45 per unit on all outstanding units for the three months ended March 31, 2008. This distribution represents a 29% decrease from the $0.63 per unit distribution to unitholders paid on February 14, 2008. Our general partner determined this reduction was prudent given the Partnership’s current financial condition. The distribution will be paid on May 15, 2008 to unitholders of record as of the close of business on May 5, 2008.

     The following table sets forth unaudited information about our combined refinery operations. Refining production volume differs from sales volume due to changes in inventory.

	Three Months Ended
	March 31,
	2008	2007
Sales volume (bpd):
Specialty products sales volume	32,088	23,022
Fuel products sales volume	27,319	20,378

Total (1)	59,407	43,400

Total feedstock runs (bpd) (2)(3)	55,998	45,420
Facility production (bpd):
Specialty products:
Lubricating oils	13,120	10,087
Solvents	8,882	5,198
Waxes	2,054	902
Fuels	1,487	2,138
Asphalt and other by-products	6,758	5,038

Total	32,301	23,363

Fuel products:
Gasoline	9,212	7,836
Diesel	8,367	5,127
Jet fuel	5,898	7,160
By-products	203	1,187

Total	23,680	21,310

Total facility production (3)	55,981	44,673

(1)	Total sales volume includes sales from the production of our facilities, sales of purchased products and sales of inventories. The increase in sales volume was primarily due to volume associated with our Karns City and Dickinson facilities, which were acquired as a result of the Penreco acquisition on January 3, 2008, as well as scheduled turnaround activities at our Shreveport and Princeton refineries in the first quarter of 2007, with no similar activities in the first quarter of 2008.

(2)	Feedstock runs represents the barrels per day of crude oil and other feedstocks processed at our facilities. The increase in feedstock runs for the three months ended March 31, 2008 was due to scheduled turnaround activities at our Shreveport and Princeton refineries in the first quarter of 2007, with no similar activities in the first quarter of 2008 as well as feedstock runs associated with the Karns City and Dickinson facilities, which we acquired as part of the Penreco acquisition on January 3, 2008.

(3)	Total refinery production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities. The difference between total refinery production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of end products and volume loss.
About the Company
The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products. The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:30 p.m. ET (12:30 p.m. CT) Wednesday, May 7, 2008, to discuss the financial and operational results for the first quarter of 2008 and to detail the Partnership’s strategy to address recent adverse financial conditions. Anyone interested in listening to the presentation may call 866-700-7441 and enter passcode 38035538. For international callers, the dial-in number is 617-213-8839 and the passcode is 38035538.
The telephonic replay is available in the United States by calling 888-286-8010 and entering passcode 26610910. International callers can access the replay by calling 617-801-6888 and entering passcode 26610910. The replay will be available beginning Wednesday, May 7, 2008, at approximately 3:30 p.m. until Wednesday, May 21, 2008.
The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.
Cautionary Statement Regarding Forward-Looking Statements
Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the volatility of refining margins; risks associated with our Shreveport expansion project; difficulties in successfully integrating Penreco; the impact of crude oil price fluctuations; the success of the Partnership’s hedging and other risk management activities; the availability of, and the Partnership’s ability to consummate, acquisition or combination opportunities; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the Partnership’s access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership’s credit rating and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counter parties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; weather interference with business operations or project construction; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership’s most recent Form 10-K and Form 10-Q’s filed with the Securities and Exchange Commission, which could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement. The statements regarding (i) the Shreveport expansion project’s expected costs and the resulting increases in throughput and production levels and (ii) the future benefits of the Penreco acquisition, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements.
Non-GAAP Financial Measures
We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) to cash flow from operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
We define EBITDA as net income plus interest expense (including debt extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facility agreements. Consistent with that definition, Adjusted EBITDA, for any period, equals: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for derivative activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring; decommissioning and asset impairments in the periods presented); (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; and (g) all non-recurring restructuring charges associated with the Penreco acquisition minus (3)(a) tax credits; (b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for derivative activities; and (d) other non-cash recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period. We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage test thereunder.
We believe that Distributable Cash Flow provides additional information for investors to evaluate the Partnership’s ability to declare and pay distributions to unitholders.
We define Distributable Cash Flow as Adjusted EBITDA less maintenance capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended
	March 31,
	2008	2007
	Unaudited	Unaudited
Sales	$594,723	$351,113
Cost of sales	559,889	296,079

Gross profit	34,834	55,034
Operating costs and expenses:
Selling, general and administrative	8,252	5,398
Transportation	23,860	13,569
Taxes other than income taxes	1,054	912
Other	224	180

Operating income (loss)	1,444	34,975

Other income (expense):
Interest expense	(5,166)	(1,015)
Interest income	216	991
Debt extinguishment costs	(526)	—
Realized loss on derivative instruments	(2,877)	(1,736)
Unrealized gain (loss) on derivative instruments	3,570	(4,777)
Other	(45)	(178)

Total other income (expense)	(4,828)	(6,715)

Net income (loss) before income taxes	(3,384)	28,260
Income tax expense	8	50

Net income (loss)	$(3,392)	$28,210

Minimum quarterly distribution to common unitholders	(8,625)	(7,365)
General partner’s incentive distribution rights	—	(4,749)
General partner’s interest in net (income) loss	68	(297)
Common unitholders’ share of income in excess of minimum quarterly distribution	—	(5,516)

Subordinated partners’ interest in net income (loss)	$(11,949)	$10,283

Basic and diluted net income (loss) per limited partner unit:
Common	$0.45	$0.79
Subordinated	($0.91)	$0.79
Weighted average limited partner common units outstanding — basic	19,166	16,366
Weighted average limited partner common units outstanding — diluted	19,166	16,367
Weighted average limited partner subordinated units outstanding — basic and diluted	13,066	13,066

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2008	December 31, 2007
	Unaudited
ASSETS
Current assets:
Cash	$50	$35
Accounts receivable, net	172,322	113,997
Inventories	147,521	107,664
Prepaid expenses and other current assets	1,413	7,588

Total current assets	321,306	229,284
Property, plant and equipment, net	617,651	442,882
Goodwill	49,446	—
Intangible assets, net	58,461	2,460
Other noncurrent assets, net	12,709	4,231

Total assets	$1,059,573	$678,857

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$229,642	$167,977
Other current liabilities	20,607	13,842
Current portion of long-term debt	4,792	943
Derivative liabilities	114,798	57,503

Total current liabilities	369,839	240,265
Long-term postretirement benefit obligations	4,571	—
Long-term debt, less current portion	365,638	38,948

Total liabilities	740,048	279,213

Partners’ capital:
Partners’ capital	414,070	439,285
Accumulated other comprehensive loss	(94,545)	(39,641)

Total partners’ capital	319,525	399,644

Total liabilities and partners’ capital	$1,059,573	$678,857

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months Ended
	March 31,
	2008	2007
	Unaudited	Unaudited
Operating activities
Net income (loss)	$(3,392)	$28,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,350	3,573
Amortization of turnaround costs	330	968
Debt extinguishment costs	526	—
Unrealized (gain) loss on derivative instruments	(3,570)	4,777
Other non-cash activities	898	6
Changes in assets and liabilities:
Accounts receivable	(16,745)	(8,648)
Inventories	24,494	3,279
Prepaid expenses and other current assets	6,236	(5,668)
Derivative activity	5,961	(969)
Other noncurrent assets	1,373	(2,680)
Accounts payable	32,910	23,573
Other current liabilities	2,058	(3,595)

Net cash provided by operating activities	62,429	42,826
Investing activities
Additions to property, plant and equipment	(90,274)	(41,734)
Acquisition of Penreco, net of cash received	(268,969)	—
Proceeds from disposal of property, plant and equipment	—	19

Net cash used in investing activities	(359,243)	(41,715)
Financing activities
Proceeds from (Repayments of) borrowings, net — revolving credit facility	(6,958)	—
Repayments of borrowings term loan credit facility with third parties	(30,099)	(125)
Proceeds from (Repayments of) borrowings, net — new term loan credit facility with third parties, net	367,600	—
Repayments of borrowings — new term loan credit facility with third parties	(963)	—
Change in bank overdraft	98	—
Purchase of common units for phantom unit grants	(115)	—
Debt issuance costs	(10,996)	—
Distributions to partners	(21,738)	(18,673)

Net cash provided by (used in) financing activities	296,829	(18,798)

Net increase (decrease) in cash	15	(17,687)
Cash at beginning of period	35	80,955

Cash at end of period	$50	$63,268

Supplemental disclosure of cash flow information
Interest paid, net of capitalized interest	$5,666	$1,988

Income taxes paid	$7	$32

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
	Unaudited	Unaudited
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(3,392)	$28,210
Add:
Interest expense and debt extinguishment costs	5,692	1,015
Depreciation and amortization	9,928	3,474
Income tax expense	8	50

EBITDA	$12,236	$32,749

Add:
Unrealized loss from mark to market accounting for hedging activities	$475	$3,807
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	2,196	(4,089)

Adjusted EBITDA	$14,907	$32,467

Less:
Maintenance capital expenditures (1)	(1,487)	(3,161)
Cash interest expense (2)	(224)	(883)
Income tax expense	(8)	(50)

Distributable Cash Flow	$13,188	$28,373

(1)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
	Unaudited	Unaudited
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$14,907	$32,467
Add:
Unrealized loss from mark to market accounting for hedging activities	(475)	(3,807)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(2,196)	4,089

EBITDA	$12,236	$32,749

Add:
Interest expense and debt extinguishment costs, net	(4,239)	(901)
Unrealized loss on derivative instruments	(3,570)	4,777
Income tax expense	(8)	(50)
Provision for doubtful accounts	400	—
Non-cash debt extinguishment costs	526	—
Changes in assets and liabilities:
Accounts receivable	(16,745)	(8,648)
Inventory	24,494	3,279
Other current assets	6,236	(5,668)
Derivative activity	5,961	(969)
Accounts payable	32,910	23,573
Other current liabilities	2,058	(3,595)
Other, including changes in noncurrent assets and liabilities	2,170	(1,721)

Net cash provided by operating activities	$62,429	$42,826

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
EXISTING COMMODITY DERIVATIVE INSTRUMENTS
     The following table provides a summary of our derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps as of March 31, 2008:

			Implied Crack
Swap Contracts by Expiration Dates	Barrels	BPD	Spread ($/Bbl)
Second Quarter 2008	2,184,000	24,000	$12.63
Third Quarter 2008	2,208,000	24,000	12.25
Fourth Quarter 2008	2,116,000	23,000	12.42
Calendar Year 2009	8,212,500	22,500	11.43
Calendar Year 2010	7,482,500	20,500	11.20
Calendar Year 2011	2,279,000	6,244	11.49

Totals	24,482,000
Average price			$11.63
     The following tables provide information about our derivative instruments related to our specialty products segment as of March 31, 2008:

			Average	Average	Average	Average
			Lower Put	Upper Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
April 2008	300,000	10,000	$74.35	$84.35	$94.35	$104.35
May 2008	248,000	8,000	75.45	85.45	95.45	105.45
June 2008	180,000	6,000	77.20	87.20	97.20	107.20
July 2008	62,000	2,000	74.30	84.30	94.30	104.30
August 2008	62,000	2,000	74.30	84.30	94.30	104.30
September 2008	60,000	2,000	74.30	84.30	94.30	104.30

Totals	912,000
Average price			$75.20	$85.20	$95.20	$105.20
     For April 2008, the Partnership had a total of 300,000 barrels hedged with four-way collars. We settled approximately 270,000 barrels of these collars by entering into offsetting collars in March 2008, which yielded proceeds of approximately $1.9 million, or $6.85 per barrel.

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
Second Quarter 2008	90,000	989	$93.50
Third Quarter 2008	46,000	500	100.45
Fourth Quarter 2008	46,000	500	100.45

Totals	182,000
Average Price			$97.01

Natural Gas Swap Contracts by Expiration Dates	Mmbtu	$/MMbtu
Third Quarter 2008	60,000	$8.30
Fourth Quarter 2008	90,000	$8.30
First Quarter 2009	90,000	$8.30

Totals	240,000
Average price		$8.30
     As of May 1, 2008, the Partnership has added the following derivative instruments in addition to the above transactions for our fuel products segment:

			Implied Crack
Swap Contracts by Expiration Dates	Barrels	BPD	Spread ($/Bbl)
Calendar Year 2011	730,000	2,000	$13.91
Totals	730,000
Average price			$13.91

     As of May 1, 2008, the Partnership has added the following derivative instruments in addition to the above transactions for our specialty products segment:

			Average	Average	Average	Average
			Lower Put	Upper Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)
June 2008	60,000	2,000	$92.90	$102.90	$112.90	$122.90

Totals	60,000
Average price			$92.90	$102.90	$112.90	$122.90
     For May 2008, the Partnership had a total of 248,000 barrels hedged with four-way collars. We settled all of these positions in April 2008 by entering into offsetting collars, which yielded proceeds of approximately $2.3 million, or $9.16 per barrel.

			Average	Average	Average
			Sold Put	Lower Call	Upper Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)	($/Bbl)
June 2008	180,000	6,000	$109.00	$115.00	$123.00
Third Quarter 2008	552,000	6,000	$107.50	$115.50	$123.50

Totals	732,000
Average price			$107.87	$115.38	$123.38

			Average	Average
			Sold Put	Bought Call
Crude Oil Put/Call Spread Contracts by Expiration Dates	Barrels	BPD	($/Bbl)	($/Bbl)
Fourth Quarter 2008	276,000	3,000	$98.85	$135.00

Totals	276,000
Average price			$98.85	$135.00

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	($/Bbl)
Second Quarter 2008	126,500	1,390	$115.78

Totals	126,500
Average Price			$115.78

Natural Gas Swap Contracts by Expiration Dates	MMbtu	$/MMbtu
Third Quarter 2008	160,000	$11.17
Fourth Quarter 2008	240,000	$11.17
First Quarter 2009	240,000	$11.17

Totals	640,000
Average price		$11.17